Exhibit 95.1
Mine Safety Disclosure

Our mining operation(s) are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). We have disclosed below information regarding certain citations and orders issued by MSHA and related assessments and legal actions with respect to these mining operation(s).  In evaluating the below information regarding mine safety and health, investors should take into account factors such as: (i) the number of citations and orders will vary depending on the size of a mine; (ii) the number of citations issued will vary from inspector to inspector and mine to mine; and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed or vacated. The tables below include information regarding issued citations and/or orders which may or may not become final orders. The tables below do not include any orders or citations issued to independent contractors at our mines.

Under the Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the SEC. As required by the reporting requirements included in §1503(a) of the Dodd-Frank Act, we present the following items regarding certain mining safety and health matters, for the period presented, for each of our mine locations that are covered under the scope of the Dodd-Frank Act:

(A)    Mine Act Section 104 Significant and Substantial (“S&S”) citations shown below are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a mine health and safety hazard.

(B)    Mine Act Section 104(b) orders are for alleged failures to totally abate a citation within the time period specified in the citation.

(C)    Mine Act Section 104(d) citations and orders are for an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with mandatory health or safety standards.

(D)    Mine Act Section 110(b)(2) violations are for an alleged “flagrant” failure (i.e., reckless or repeated) to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.

(E)    Mine Act Section 107(a) orders are for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(F) Amounts shown include assessments proposed by MSHA during the three months ended March 31, 2021 on all citations and orders, including those citations and orders that are not required to be included within the above chart.

(G)    Mine Act Section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that could significantly and substantially contribute to a mine safety or health hazard.

The following tables disclose the information listed above for the three months ended March 31, 2021:

Three months ended March 31, 2021
	(A)	(B)	(C)	(D)	(E)	(F)
Mine Name/MSHA ID No.	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations/Orders	Section 110(b)(2) Citations/Orders	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed (In thousands)
Industrial Sand Processing Plt-North Branch/21-02917	—	—	—	—	—	$—
Titan Lansing OKC Sand Plant/34-02189	—	—	—	—	—	$—

Three months ended March 31, 2021
(G)
Mine Name/MSHA ID No.	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Total Number of Mining Related Fatalities	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Industrial Sand Processing Plt-North Branch/21-02917	No	—	—	—	—
Titan Lansing OKC Sand Plant/34-02189	No	—	—	—	—

During the three months ended March 31, 2021, there were no legal actions initiated, pending, or resolved before the Federal Mine Safety and Health Review Commission related to contests of citations and orders, contests of proposed penalties, complaints for compensation, complaints of discharge/discrimination/interference, applications for temporary relief, or appeals of judges’ rulings.